Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601 RRE Commercial Center Majuro, MH 96960 Marshall Islands	RMI Tel.: +692-625-3602 Honolulu Tel.: 808-352-0749 Email: dreeder.rmi@gmail.com r.simpson@simpson.gr

April 13, 2018

Seaspan Corporation

Unit 2, 2nd Floor, Bupa Centre

141 Connaught Road West

Hong Kong, China

Re: Seaspan Corporation

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”), counsel to Seaspan Corporation, a corporation formed under the laws of the RMI (the “Corporation”), with respect to the preparation of a Registration Statement on Form F-3, as filed with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”), for:

A.	The offer and sale by the Corporation of up to $2,000,000,000 of the Corporation’s Class A common shares, Preferred Shares, Convertible Preferred Shares, Non-Convertible Debt Securities, Convertible Debt Securities, Guarantees of Debt Securities, Warrants, and Units from time to time (the “New Company Securities”).

B.	The offer and sale by shareholders of the Corporation of: (a) 2,514,996 Class A shares (the “Outstanding Shareholder Class A Shares”), and 1,986,449 series D preferred shares (the “Outstanding Shareholder Preferred Shares” and, together with the Outstanding Shareholder Class A Shares, the “Outstanding Shareholder Shares”), and (b) 38,461,539 Class A shares (the “Issuable Class A Shares”), issuable pursuant to the exercise of warrants.

In connection with this opinion, we have examined originals or electronic copies, certified or otherwise identified to our satisfaction the following documents (together the “Documents”): (i) the Registration Statement; (ii) the Prospectuses (iii) the Corporation’s Amended and Restated Articles of Incorporation; (iv) the Corporation’s Bylaws; and (v) resolutions of the meetings of the Board of Directors of the Corporation, approving the offering of the Securities and all action relating thereto. We have also examined such corporate documents and records of the Corporation and other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to execute and deliver such documents. As to various questions of fact, which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Corporation and others, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the laws of the RMI, made in any of the Documents is true, accurate and complete.

Based upon and subject to the foregoing, and having regard to such other legal considerations that we deem relevant, we are of the opinion that under the laws of the RMI:

1. When the New Company Securities and the Issuable Class A Shares have been issued and delivered in accordance with the terms of the Registration Statement and the Prospectus, upon payment of the consideration thereof or provided for therein, then the Securities will be validly issued, fully paid and non-assessable; provided, however, that the foregoing opinion with respect to the New Company Securities consisting of Class A common shares, Preferred Shares and securities convertible into or exercisable for Class A common shares or Preferred Shares remains subject to receipt of approval from the requisite shareholders of the Corporation with respect to the due authorization of 400,000,000 shares of the Corporation’s Class A shares that constitute New Company Securities and Preferred Shares; and

2. The Outstanding Shareholder Shares are validly issued, fully paid and nonassessable.

We qualify our opinion to the extent that we express no opinion as to any law other than the laws of the RMI, including the statutes and Constitution of the RMI, as in effect on the date hereof and the reported judicial decisions interpreting such statutes and constitution. None of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the RMI.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us under the heading “Legal Matters” in the Registration Statement and the Prospectuses, without admitting we are an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Dennis J. Reeder

Dennis J. Reeder

Reeder & Simpson, P.C.